STANDARD MOTOR PRODUCTS, INC.

                                OFFER TO EXCHANGE

                15% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011
                             (CUSIP NO. 853666 AC 9)

             FOR UP TO $20,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009
                             (CUSIP NO. 853666 AB 1)

                              --------------------

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 17, 2009, UNLESS WE EXTEND IT. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                              --------------------

      We are offering to exchange our 15% Convertible Subordinated Debentures due 2011 (the "New Debentures"), for up to $20,000,000 in Aggregate Principal Amount of outstanding 6 3/4% Convertible Subordinated Debentures due 2009, issued on July 26, 1999 (the "Old Debentures"), on the terms set forth in this Offer to Exchange and in the accompanying letter of transmittal (the "Letter of Transmittal"). If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, the Company will accept tender from each tendering holder of Old Debentures on a pro rata basis. Holders may convert New Debentures into our common stock at a conversion price of $15.00 per share (equal to a conversion rate of approximately 66.6666 shares per $1,000 principal amount of debentures. We refer to this offer as the "Exchange Offer."

      Accrued and unpaid interest to, but excluding, the settlement date on Old Debentures that we acquire in the exchange offer will be paid in cash upon settlement.

      The Exchange Offer will expire at 5:00 p.m., New York City time, on April 17, 2009, which we refer to as the "Expiration Date," unless we extend it. You may withdraw tendered Old Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      The terms of the New Debentures are substantially the same as the terms of Old Debentures except for certain material differences, including the following:

      o Maturity Date: The maturity date of the New Debentures will be April 15, 2011, which is 21 months later than the maturity date of Old Debentures, which is July 15, 2009. Similar to Old Debentures, the maturity date of the New Debentures will continue to be subject to earlier conversion or repurchase by us at your option.

      o Interest Rate: The New Debentures will earn interest at an annual rate of 15%, as compared to 6 3/4% for the Old Debentures.

      o Conversion Rights: Holders may convert their New Debentures into our common stock at a conversion rate of 66.6666 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $15.00 per share), subject to certain adjustments. Holders of the Old Debentures have been able to convert their Old Debentures into our common stock at a conversion rate of 31.0680 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $32.19 per share), subject to certain adjustments. Holders will be entitled to convert any portion of a New Debenture that is an integral multiple of $100,000 (or the entire principal amount of New Debentures held by a holder if not an integral multiple of $100,000). Holders of Old Debentures are entitled to convert any portion of an Old Debenture that is an integral multiple of $1,000,000.

      o Optional Redemption: The Old Debentures have been redeemable at our option in whole or in part since July 15, 2004. The New Debentures will not be redeemable in whole or in part.

      Please see the section entitled "Summary--Material Differences Between Old Debentures and the New Debentures," beginning on page 8 of this Offer to Exchange for a more complete description of the differences between the New Debentures and Old Debentures.

      Please see the section entitled "Summary" beginning on page 2 of this Offer to Exchange for a more complete description of the terms of the Exchange Offer.

      You should consider carefully the Risk Factors beginning on page 9 of this Offer to Exchange before you decide whether to participate in the Exchange Offer.

      The Board of Directors has authorized us to make the Exchange Offer. However, neither our Board of Directors nor any other person is making any recommendation as to whether you should choose to exchange your Old Debentures for New Debentures.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

            The date of this Offer to Exchange is March 20, 2009.

                              --------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Special Note Regarding Forward-Looking Statements                              1

Summary                                                                        2

Risk Factors                                                                   9

The Exchange Offer                                                            15

Description of the New Debentures                                             26

Financial Statements                                                          38

Ratio of Earnings to Fixed Charges                                            39

Price Range of Common Stock                                                   40

Dividend Policy                                                               40

Description of Capital Stock                                                  41

Certain United States Federal Tax Considerations                              43

Transfer Restrictions                                                         51

Where You Can Find More Information                                           51

Documents Incorporated by Reference                                           51

      You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to provide you with any other information. The information in this Offer to Exchange may only be accurate on the date of this Offer to Exchange. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this Offer to Exchange or that there has been no change in the information set forth herein or any attachments hereto or in the affairs of the Company or any of its subsidiaries since the date hereof.

      In making a decision in connection with the Exchange Offer, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. Holders should not construe the contents of this Offer to Exchange as providing any legal, business, financial or tax advice. Each holder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Offer to Exchange and the Exchange Offer contemplated hereby.

      Generally, the Securities Act of 1933 (the "Securities Act") prohibits the offer of securities to the public unless a registration statement has been filed with the Securities and Exchange Commission (the "SEC") and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The Exchange Offer constitutes an "offer" of securities under the Securities Act. However, we are making this Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the Exchange Offer from state securities law requirements. Accordingly, we have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the Exchange Offer or the New Debentures that may be deemed to be offered by virtue of this Exchange Offer. We will also not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of Old Debentures. However, our regular employees may solicit tenders and may answer inquiries concerning the Exchange Offer. These employees will not receive additional compensation for these services.

      Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any New Debentures that we issue in exchange for Old Debentures that were eligible for resale without compliance with the registration requirements of the Securities Act may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act as described under "Transfer Restrictions" beginning on page 50 of this Offer to Exchange.

      The Exchange Offer is not being made to, nor will we accept tenders of Old Debentures from, holders in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure and analysis in this Offer to Exchange, in the accompanying Letter of Transmittal and in the documents that are incorporated by reference into this Offer to Exchange, that are not statements or descriptions of historical facts are "forward-looking" statements under Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These and other forward-looking statements made by us in reports that we file with the Securities and Exchange Commission, press releases, and public statements of our officers, corporate spokespersons or our representatives are based on a number of assumptions and relate to, without limitation: our substantial leverage; economic and market conditions (including access to the credit and financial markets); the performance of the aftermarket sector; changes in business relationships with our major customers' programs; changes in the product and distribution channel mix; the ability of our customers to achieve their projected sales; competitive product and pricing pressures; increases in production or material costs that cannot be recouped in product pricing; successful integration of acquired businesses; our ability to achieve cost savings from our restructuring activities; product and environmental liability matters (including, without limitation, those related to asbestos-related contingent liabilities or environmental remediation liabilities); as well as other risks and uncertainties, such as those described under Risk Factors on page 9. The words "believe," "expect," "anticipate," "intend," "plan," "estimate" or other expressions which predict or indicate future events and trends and do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties and such forward-looking statements may turn out to be wrong. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors" and elsewhere in, or incorporated by reference into, this Offer to Exchange. The forward-looking statements represent our judgment and expectations as of the date of this Offer to Exchange. Except as may otherwise be required by applicable securities laws, we assume no obligation to update any such forward-looking statements. See "Risk Factors."

      Unless otherwise indicated, in this Offer to Exchange, "Standard Motor Products," the "Company," "we," "us" and "our" refer to Standard Motor Products, Inc. and its subsidiaries.

                                     SUMMARY

      This summary does not contain all the information you should consider before exchanging your Old Debentures for New Debentures. You should read this entire Offer to Exchange and the related Letter of Transmittal carefully, as well as those additional documents to which we refer you in this Offer to Exchange. See "Where You Can Find More Information."

                          STANDARD MOTOR PRODUCTS, INC.

      We are a leading independent manufacturer and distributor of replacement parts for motor vehicles in the automotive aftermarket industry. We are organized into two major operating segments, each of which focuses on a specific segment of replacement parts. Our Engine Management Segment manufactures ignition and emission parts, ignition wires, battery cables and fuel system parts. Our Temperature Control Segment manufactures and remanufactures air conditioning compressors, and other air conditioning and heating parts. We sell our products primarily in the United States, Canada and Latin America. We also sell our products in Europe through our European Segment.

      Standard Motor Products, Inc. is a New York corporation. Our principal office is located at 37-18 Northern Blvd., Long Island City, New York 11101. Our main telephone number is (718) 392-0200 and our web site address is www.smpcorp.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Our common stock is quoted on the New York Stock Exchange under the symbol "SMP."

                               THE EXCHANGE OFFER

Purpose of the Exchange        The purpose of the Exchange Offer is to
   Offer                       exchange up to $20,000,000 aggregate principal
                               amount of Old Debentures for New Debentures with certain different terms. For a detailed description of differences between Old Debentures and the New Debentures, see "--Material
                               Differences Between Old Debentures and the New
                               Debentures" below.

Terms of the Exchange Offer    We are offering to exchange $1,000 in principal
                               amount of New Debentures for each $1,000 in principal amount of our Old Debentures accepted for exchange, up to a maximum of $20,000,000 aggregate principal amount. If more than $20,000,000 aggregate principal amount of Old
                               Debentures are tendered, all tenders will be accepted on a pro rata basis.

                               New Debentures will be issued in denominations of $1,000 and any integral multiple of $1,000. You may tender all, some or none of your Old Debentures.

Expiration Date; Extension     The Exchange Offer and your withdrawal rights
                               will expire at 5:00 p.m., New York City time, on April 17, 2009, or any subsequent date to which we extend it. We may extend the Expiration Date for any reason; we will announce any extensions by press release or other permitted means no later than 5:00 p.m., New York City time, the business day after the previously scheduled Expiration Date.

Settlement Date                The settlement date in respect of any Old
                               Debentures that are validly tendered and accepted for exchange is expected to be promptly following the Expiration Date and is anticipated to be April 22, 2009. See "The
                               Exchange Offer--Settlement Date" beginning on page 16.

Conditions to the Exchange     The Exchange Offer is conditioned upon (i) the
   Offer                       consummation of an amendment of the Company's
                               existing credit facility to modify a restrictive provision which would otherwise prevent the Company from issuing the New Debentures in exchange for the Old Debentures and (ii) no tendering holder of Old Debentures being entitled to receive in the Exchange Offer a principal amount of New Debentures which would require prior shareholder approval under applicable rules of the New York Stock Exchange. In addition, the
                               Exchange Offer is also subject to certain customary conditions. All of such conditions are described in the section entitled "The Exchange
                               Offer--Conditions to the Exchange Offer" beginning on page 16.

Withdrawal Rights              You may withdraw tendered Old Debentures at any
                               time prior to 5:00 p.m., New York City time, on the Expiration Date, or any subsequent date to which we extend the Exchange Offer. See "The
                               Exchange Offer--Withdrawal of Tenders" beginning on page 22.

Acceptance of Old              If all the conditions to the Exchange Offer are
   Debentures                  satisfied or waived prior to the Expiration
                               Date, we will accept up to $20,000,000 aggregate principal amount of Old Debentures properly tendered and not withdrawn prior to the expiration of the Exchange Offer and will issue the New Debentures promptly after the Expiration
                               Date. If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, all tenders will be accepted on a pro rata basis.
                               We will issue New Debentures in exchange for Old
                               Debentures that are accepted for exchange only after receipt by HSBC Bank USA, N.A. (the
                               "Exchange Agent") of (i) a timely book-entry confirmation of transfer of Old Debentures into the Exchange Agent's DTC account or, if tender is made through an eligible institution, a notice of guaranteed delivery, and (ii) a properly completed and executed Letter of Transmittal or an electronic confirmation pursuant to the Automated Tender Offer Program maintained by DTC, known as "ATOP". Our oral or written notice of acceptance to the Exchange Agent will be considered our acceptance of the Exchange Offer.

Procedures for Exchange        In order to exchange Old Debentures, you must
                               tender Old Debentures together with a properly completed Letter of Transmittal and the other agreements and documents described in the Letter of Transmittal. If you hold Old
                               Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your Old Debentures. Tenders of your Old Debentures will be effected by book-entry transfers through The Depository Trust Company, which we refer to as "DTC." If you hold your Old Debentures through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery. Please do not send letters of transmittal to us. You should send letters of transmittal to the Exchange Agent, at the address set forth on the back cover page of this Offer to Exchange. The
                               Exchange Agent can answer your questions regarding how to tender your Old Debentures.

                               Custodial entities that are participants in DTC may tender Old Debentures through ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal. A Letter of Transmittal need not accompany tenders effected through ATOP. Currently, all Old Debentures are represented by global debentures issued to Cede & Co., as nominee of DTC.

                               SEE "THE EXCHANGE OFFER--PROCEDURES FOR
                               TENDERING OLD DEBENTURES" BEGINNING ON PAGE 18 FOR INSTRUCTIONS ON HOW TO EXCHANGE YOUR OLD DEBENTURES.

Amendment of the Exchange      We reserve the right not to accept any Old
   Offer                       Debentures tendered and to otherwise interpret
                               or modify the terms of the Exchange Offer, provided that we will comply with applicable laws that require us to extend the period during which Old Debentures may be tendered or withdrawn as a result of changes in the terms of or information relating to the Exchange Offer.

Consequences of Not            If you do not exchange your Old Debentures in
   Exchanging Old              the Exchange Offer, you will continue to hold
   Debentures                  your Old Debentures and will be entitled to all
                               of the rights and subject to the limitations applicable to Old Debentures. If you do not exchange your Old Debentures in the Exchange
                               Offer, the liquidity of any trading market for Old Debentures not tendered for exchange, or tendered for exchange but not accepted, could be reduced to the extent that Old Debentures are tendered and accepted for exchange in the Exchange Offer. See "Risk Factors--Risks Relating to the Exchange Offer" beginning on page 9.

Use of Proceeds                We will not receive any cash proceeds from the
                               Exchange Offer. Old Debentures that are properly tendered and not withdrawn, and exchanged pursuant to the Exchange Offer, will be retired and canceled.

Tax Consequences               For a summary of certain U.S. federal income tax
                               consequences relating to the Exchange Offer, please see the section entitled "Certain United
                               States Federal Tax Considerations" beginning on page 43.

Exchange Agent                 HSBC Bank USA, N.A.

Risk Factors                   You should consider carefully the matters
                               described under "Risk Factors" beginning on page 9 of this Offer to Exchange as well as other information set forth in this Offer to Exchange and in the accompanying Letter of Transmittal before you decide to participate in the Exchange Offer.

                       SUMMARY TERMS OF THE NEW DEBENTURES

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Exchange and in the documents referred to herein. For additional information concerning the New Debentures, see "Description of the New Debentures."

Maturity April 15, 2011, unless earlier converted or repurchased by us at your option.

Interest Rate The New Debentures bear interest at 15% per year from the date of issuance of the New Debentures. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2009.

Conversion Rights              Holders may convert their New Debentures into
                               our common stock at any time prior to the close of business on the business day prior to the maturity date of the New Debentures, unless previously repurchased, at a conversion rate of
                               66.6666 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $15.00 per share), subject to certain adjustments, as described under
                               "Description of the New Debentures--Conversion
                               Rights."

Optional Redemption            The New Debentures will not be redeemable in
                               whole or in part.

Sinking Fund                   None.

Repurchase at Option of        Upon a change of control of Standard Motor
   Holders Upon a Change       Products, each holder may require us to
   of Control                  repurchase for cash all or a portion of its
                               debentures at a repurchase price equal to 101% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.
                               See "Description of the New
                               Debentures--Repurchase at Option of Holders Upon a Change of Control."

Events of Default              If there is an event of default on the New
                               Debentures, the principal amount of the New
                               Debentures plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture governing the New Debentures. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Standard Motor Products.

DTC Eligibility                The New Debentures will be issued in book-entry
                               form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New
                               York, New York. Beneficial interests in the debentures will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See "Description of the New
                               Debentures--Form, Denomination, Transfer,
                               Exchange and Book-Entry Procedures."

Indenture and Trustee          The New Debentures will be issued under an
                               indenture between HSBC Bank USA, N.A., as trustee, and us.

Trading Market                 We do not intend to include the New Debentures in
                               any automated interdealer quotation system or list the New Debentures on any securities exchange. Our common stock is traded on the New
                               York Stock Exchange under the symbol "SMP."

      MATERIAL DIFFERENCES BETWEEN OLD DEBENTURES AND THE NEW DEBENTURES

      The material differences between Old Debentures and the New Debentures are illustrated in the table below. The table below is qualified in its entirety by the information contained herein and the applicable indenture and other documents governing Old Debentures and the New Debentures, copies of which will be provided on request to Standard Motor Products at the address set forth under "Documents Incorporated by Reference" on page 51. For a more detailed description of the New Debentures, see "Description of the New Debentures" beginning on page 26.

                             OLD DEBENTURES                NEW DEBENTURES
                       ----------------------------  ---------------------------
Debentures Offered     $90,000,000 aggregate         Up to $20,000,000
                       principal amount of 6 3/4%    aggregate principal amount
                       convertible subordinated      of 15% convertible
                       debentures due 2009. As of    subordinated debentures
                       March 19, 2009,               due April 15, 2011.
                       approximately $44.9
                       million of the Old
                       Debentures remained
                       outstanding.

Interest Rate          The Old Debentures bear       The New Debentures bear
                       interest at 6 3/4% per year.  interest at 15% per year.
                       Interest is payable           Interest on each New
                       semiannually in arrears on    Debenture will accrue from
                       January 15 and July 15 of     the date of issuance of
                       each year.                    the New Debentures.
                                                     Interest will be payable
                                                     semiannually in arrears on
                                                     April 15 and October 15 of
                                                     each year.

Maturity Date          July 15, 2009, unless         April 15, 2011, unless
                       earlier converted or          earlier converted or
                       redeemed by us at our         repurchased by us at your
                       option or repurchased by      option.
                       us at your option.

Conversion Rights      Holders may convert Old       Holders may convert their
                       Debentures into our common    New Debentures into our
                       stock at a conversion rate    common stock at a
                       of 31.0680 shares per         conversion rate of 66.6666
                       $1,000 principal amount of    shares per $1,000
                       debentures (equivalent to     principal amount of
                       a conversion price of         debentures (equivalent to
                       approximately $32.19 per      a conversion price of
                       share), subject to certain    approximately $15.00 per
                       adjustments.  Holders are     share), subject to certain
                       entitled to convert any       adjustments.  Holders will
                       portion of an Old             be entitled to convert any
                       Debenture that is an          portion of a New Debenture
                       integral multiple of          that is an integral
                       $1,000,000.                   multiple of $100,000 (or
                                                     the entire principal
                                                     amount of New Debentures
                                                     held by a holder if not an
                                                     integral multiple of
                                                     $100,000).

Provisional            The Old Debentures are        We may not redeem the New
Redemption Period      currently redeemable at       Debentures in whole or in
                       our option in whole or in     part.
                       part and have been
                       redeemable since July 15,
                       2004.

Securities Act         The Old Debentures are        The New Debentures issued
Registration           freely transferable by        in exchange for Old
                       the holders thereof,          Debentures will be freely
                       unless such holders are       transferable by the
                       our affiliates.               holders thereof, unless
                                                     such holders are our
                                                     affiliates.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THOSE FOUND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 BEFORE YOU DECIDE TO EXCHANGE YOUR OLD DEBENTURES FOR NEW DEBENTURES. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR OTHER FACTORS NOT PERCEIVED BY US TO PRESENT SIGNIFICANT RISKS TO OUR BUSINESS AT THIS TIME ALSO MAY IMPAIR OUR BUSINESS AND RESULTS OF OPERATIONS. IF ANY OF THE STATED RISKS ACTUALLY OCCUR THEY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, WHICH IN TURN COULD RESULT IN A DECLINE IN THE TRADING PRICE OF THE NEW DEBENTURES OR THE LOSS OF ALL OR A PART OF YOUR INVESTMENT.

RISKS RELATING TO THE EXCHANGE OFFER

THERE IS CURRENTLY NO PUBLIC TRADING MARKET FOR THE NEW DEBENTURES AND YOUR ABILITY TO TRANSFER THEM WILL BE LIMITED.

      The New Debentures will be a new issue of securities with no established trading market. We cannot assure you that an active market for the New Debentures will develop and continue upon completion of this Exchange Offer or that the market price of the New Debentures will not decline. Various factors could cause the market price of the New Debentures to fluctuate significantly, including changes in prevailing interest rates or changes in perceptions of our creditworthiness. The trading price of the New Debentures also could be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results and general economic and market conditions. The New Debentures will not be listed on any securities exchange or quoted on the New York Stock Exchange.

IF YOU DO NOT EXCHANGE YOUR OLD DEBENTURES, THERE MAY BE A SUBSTANTIALLY SMALLER PUBLIC TRADING MARKET FOR YOUR OLD DEBENTURES AND THE MARKET PRICE OF YOUR OLD DEBENTURES MAY DECLINE.

      If the Exchange Offer is consummated, the trading and the liquidity of the market for Old Debentures may be significantly limited. The greater the participation in the Exchange Offer, the greater the liquidity of the trading market for the New Debentures and the lesser the liquidity of any trading market for Old Debentures not tendered in the Exchange Offer. As a result, the unexchanged Old Debentures may trade at a discount to the price at which they would trade if the transactions contemplated by this Offer to Exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Debentures will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Debentures may be traded.

OUR BOARD OF DIRECTORS HAS NOT MADE A RECOMMENDATION WITH REGARD TO WHETHER OR NOT YOU SHOULD TENDER YOUR OLD DEBENTURES IN THE EXCHANGE OFFER NOR HAVE WE OBTAINED A THIRD-PARTY DETERMINATION THAT THE EXCHANGE OFFER IS FAIR TO HOLDERS OF OLD DEBENTURES.

      Our Board of Directors has authorized the Company to make the Exchange Offer. However, neither our Board of Directors nor any other person makes any recommendation as to whether holders of Old Debentures should tender them for exchange for the New Debentures, and no one has been authorized to make such a recommendation. Holders of Old Debentures must make their own decisions as to whether to tender their debentures for exchange, and, if they decide to do so, the principal amount of debentures to tender. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Old Debentures for purposes of negotiating the terms of the Exchange Offer and/or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Old Debentures that the value of the New Debentures received in the Exchange Offer will in the future equal or exceed the value of Old Debentures tendered and we do not take a position as to whether you should participate in the Exchange Offer.

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING YOUR OLD DEBENTURES FOR NEW DEBENTURES IN THE EXCHANGE OFFER.

      Although it is not entirely clear, we intend to take the position that the exchange of Old Debentures for New Debentures will constitute a taxable exchange for U.S. federal income tax purposes, and that, as a result, an exchanging holder will generally recognize gain or loss as a result of the exchange. Depending on the issue price of the New Debentures, it is possible they may be issued with original issue discount, which could require a holder to recognize income for U.S. federal income tax purposes in advance of the corresponding cash payment. However, there can be no assurance that the IRS will agree that the exchange of Old Debentures for New Debentures constitutes a taxable exchange for U.S. federal income tax purposes. If the exchange were found not to constitute a taxable exchange, an exchanging holder would not recognize any gain or loss as a result of the exchange.

      For a more complete discussion of certain U.S. federal income tax considerations related to the exchange and the New Debentures, see "Certain United States Federal Tax Considerations" below. You are urged to consult your tax advisor regarding the tax consequences of participating in the Exchange Offer and the ownership of New Debentures.

RISKS RELATED TO THE NEW DEBENTURES

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS AND WE MAY INCUR MORE INDEBTEDNESS IN THE FUTURE.

      We have now and, after the exchange, will continue to have a significant amount of indebtedness. As of December 31, 2008, our total outstanding indebtedness was $194.2 million, which is inclusive of approximately $44.9 million principal amount outstanding of the Old Debentures. We have existing credit facilities of $275 million. As of December 31, 2008, we had $143.2 million of outstanding indebtedness under our credit facilities and approximately $54.4 million of availability for additional borrowings under our credit facilities. All of those borrowings under our credit facilities would be senior to the New Debentures. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our substantial indebtedness could have important consequences to you. For example, it could:

      o increase our vulnerability to general adverse economic and industry conditions;

      o limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

      o     limit our ability to pay future dividends;

      o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

      o increase the amount of interest expense that we have to pay because some of our borrowings are at variable rates of interest, which, if interest rates increase, could result in a higher interest expense; and

      o limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

      In addition, we have granted the lenders under our credit facilities a first priority security interest in substantially all of our currently owned and future acquired personal property, real property and other assets. We have also pledged shares of stock in our subsidiaries to those lenders. If we default on any of our indebtedness, or if we are unable to obtain necessary liquidity, our business could be adversely affected.

WE WILL HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS AND MAY NEED TO REFINANCE ALL OR A PORTION OF OUR DEBT.

      Our ability to make payments on our indebtedness, including the New Debentures, and to fund planned capital expenditures, product development efforts and acquisitions will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facilities, will be adequate to meet our future liquidity needs and service our debt requirements for at least the next 12 months. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our debt, we will be forced to adopt an alternative strategy that may include actions such as:

      o     delaying or forgoing acquisitions;

      o     reducing capital expenditures;

      o     selling assets;

      o     reducing or delaying dividends;

      o     restructuring or refinancing our indebtedness; or

      o     seeking additional equity capital.

      We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Debentures, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Debentures, at or before maturity. If we need to refinance our debt, we cannot assure you that we will be able to refinance the debt on commercially reasonable terms or at all.

THE NEW DEBENTURES WILL BE SUBORDINATED TO ALL OF THE COMPANY'S EXISTING SENIOR INDEBTEDNESS AND MAY BE SUBORDINATE TO FUTURE SENIOR INDEBTEDNESS.

      The New Debentures will rank behind all of the Company's existing senior indebtedness and all of the Company's future borrowings, except Old Debentures, trade payables and any future senior indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the New Debentures. As a result, upon any distribution to the Company's creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Company or its property, the holders of the Company's senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the New Debentures.

      In addition, all payments on the New Debentures will be blocked in the event of a payment default on senior debt, and may be blocked in the event of certain non-payment defaults on senior debt.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Company, holders of the New Debentures will participate with all other holders of the Company's subordinated indebtedness in the assets remaining after the Company has paid all of the senior debt. In any of these cases, the Company may not have sufficient funds to pay all of its creditors and holders of New Debentures may receive less, ratably, than the holders of senior debt.

THE NEW DEBENTURES WILL BE EFFECTIVELY SUBORDINATED TO THE OUTSTANDING INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES.

      Holders of indebtedness of, and trade creditors of, the Company's subsidiaries would generally be entitled to payment of their claims from the assets of the affected subsidiaries before such assets were made available for distribution to the Company. In the event of a bankruptcy, liquidation or reorganization of one of the Company's subsidiaries, holders of any of such subsidiary's indebtedness will have a claim to the assets of the subsidiary that is prior to the Company's interest in those assets.

      Assuming we had completed this Exchange Offer on December 31, 2008, the aggregate amount of indebtedness and other liabilities of the Company's subsidiaries (including trade payables of approximately $5.9 million) would have been approximately $19 million and approximately $7.6 million would have been available to the Company's subsidiaries for additional borrowing under their credit facilities. If any subsidiary indebtedness were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that the Company's assets and the assets of the Company's other subsidiaries would be sufficient to repay in full the Company's indebtedness, including the New Debentures.

IF YOU CONVERT ANY NEW DEBENTURES, THE VALUE OF THE COMMON STOCK WHICH YOU RECEIVE WILL BE SUBJECT TO SECURITIES MARKET VOLATILITY.

      In the recent year, securities markets have experienced a high level of volume volatility and market price fluctuation for many companies. Specifically, the market price of our common stock traditionally has fluctuated over a wide range and may continue to do so in the future. Factors such as quarterly variations in our operating results, changes in concentration of equity ownership, factors affecting the automobile and aftermarket industries generally and changes in general market conditions may have a significant impact on the market for our securities. General market price declines or market volatility in the future could adversely affect the future price of our securities. See "Price Range of Common Stock" and "Dividend Policy."

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS OR AFTER THE CONVERSION OF THE OLD DEBENTURES OR NEW DEBENTURES MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL AND IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF ADDITIONAL EQUITY.

      Sales of substantial amounts of shares of our common stock in the public market by our existing shareholders or upon conversion of Old Debentures or New Debentures, or even the potential for such sales, could adversely affect the prevailing market price of our common stock. These values might also impair our ability to sell equity securities at times and prices that we deem appropriate which could harm our ability to raise additional capital.

OUR ABILITY TO REPURCHASE NEW DEBENTURES UPON A CHANGE OF CONTROL WILL BE SUBJECT TO SIGNIFICANT LIMITATIONS.

      Upon certain change of control events involving Standard Motor Products, you will have the right, at your option, to require us to repurchase all or a portion of your New Debentures. We cannot assure you that, if a change of control event were to occur, we would have sufficient funds to pay the repurchase price for all New Debentures tendered. We may elect, subject to certain conditions, to make such payment using shares of common stock. In addition, our repurchase of New Debentures as a result of the occurrence of a change of control event may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which we may enter into from time to time, including agreements relating to our senior debt. See "Description of New Debentures -- Repurchase at Option of Holders Upon a Change of Control."

ADDITIONAL RISKS RELATING TO OUR BUSINESS

SOURCES OF FINANCING MAY NOT BE AVAILABLE TO US IN THE AMOUNT OR UNDER THE TERMS REQUIRED.

      We may seek to access the credit and capital markets in order to repay at maturity or redeem our Old Debentures or New Debentures. Access to, and the costs of borrowing in, these markets depend in part on our credit ratings, which are currently below investment grade. We can give no assurance that our credit ratings will not decline further in the future, or that we can access these markets at all. Further downgrades of these ratings would increase our costs of borrowing and could adversely affect our liquidity. Additionally, the current state of the credit and capital markets has resulted in severely constrained liquidity conditions owing to a reevaluation of the risk attributable primarily, but not limited, to the U.S. sub-prime mortgage crisis. Continuation of such constraints may increase our costs of borrowing and could restrict our access to this potential source of future liquidity in order to repay at maturity or redeem our Old Debentures or New Debentures.

OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY GLOBAL ECONOMIC AND FINANCIAL MARKETS CONDITIONS.

      Current global economic and financial markets conditions, including severe disruptions in the credit markets and the potential for a significant and prolonged global economic recession, may materially and adversely affect our results of operations and financial condition. These conditions may also materially impact our customers, suppliers and other parties with which we do business. Economic and financial market conditions that adversely affect our customers may cause them to terminate existing purchase orders or to reduce the volume of products they purchase from us in the future. In connection with the sale of products, we normally do not require collateral as security for customer receivables and do not purchase credit insurance. We may have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collectability of those receivables. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on our results of operations and financial condition. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing the maximum amount of trade credit available to us. Changes of this type could significantly affect our liquidity and could have a material adverse effect on our results of operations and financial condition. If we are unable to successfully anticipate changing economic and financial markets conditions, we may be unable to effectively plan for and respond to those changes, and our business could be negatively affected.

WE MAY NOT BE ABLE TO ACHIEVE THE COST SAVINGS THAT WE EXPECT FROM THE RESTRUCTURING OF OUR OPERATIONS.

      We are implementing a number of cost savings programs. Although we expect to realize cost savings as a result of our restructuring plans, we may not be able to achieve the level of benefits that we expect to realize or we may not be able to realize these benefits within the time frames we currently expect. We are currently rationalizing certain manufacturing operations in order to alleviate redundant capacity and reduce our cost structure. This restructuring will involve the movement of some U.S. production to Mexico. Our ability to achieve these cost savings could be affected by a number of factors. Changes in the amount, timing and character of charges related to restructuring, failure to complete or a substantial delay in completing the restructuring and planned divestitures, or receipt of lower proceeds from such divestures than currently is anticipated, could have a material adverse effect on us. Our cost savings is also predicated upon maintaining our sales levels.

                               THE EXCHANGE OFFER

SECURITIES SUBJECT TO THE EXCHANGE OFFER

      We are offering, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of New Debentures for each $1,000 principal amount of validly tendered and accepted Old Debentures, up to a maximum of $20,000,000 aggregate principal amount. If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, all tenders will be accepted on a pro rata basis. However, the Exchange Offer is subject to the conditions described in this Offer to Exchange.

      We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of the Securities Act with respect to the exchange of Old Debentures for the New Debentures. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the Exchange Offer from state securities law requirements. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Debentures that may be deemed to be offered by virtue of this Exchange Offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

      The Exchange Offer expires at 5:00 p.m., New York City time, on April 17, 2009. We may, however, in our sole discretion, extend the period of time for which the Exchange Offer is open. References in this Offer to Exchange to the Expiration Date mean 5:00 p.m., New York City time, on April 17, 2009, or, if extended by us, the latest date to which the Exchange Offer is extended by us.

      We will keep the Exchange Offer open for at least 20 business days, or longer if required by applicable law, after the date that we first distribute notice of the Exchange Offer to the holders of Old Debentures. We are sending this Offer to Exchange, together with the Letter of Transmittal, on or about the date of this Offer to Exchange, to all of the registered holders of Old Debentures at their addresses listed in the trustee's security register with respect to Old Debentures.

      We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Debentures by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Debentures previously tendered will remain subject to the Exchange Offer unless withdrawal rights are properly exercised. Any Old Debentures not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

      We expressly reserve the right to amend or terminate the Exchange Offer at any time prior to the Expiration Date, and not to accept for exchange any Old Debentures that we have not yet accepted for exchange, if any of the conditions of the Exchange Offer specified below under "--Conditions to the Exchange Offer" are not satisfied.

      We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of Old Debentures promptly. If we amend this Exchange Offer in any respect or waive any condition to the Exchange Offer, we will give written notice of the amendment or waiver to the Exchange Agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 5:00 p.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to a national news wire service, such as Business Wire and PR Newswire.

      If we consider an amendment to the Exchange Offer to be material, or if we waive a material condition of the Exchange Offer, we will promptly disclose the amendment or waiver in an Offer to Exchange supplement, and, if required by law, we will extend the Exchange Offer for an additional period in accordance with applicable law.

SETTLEMENT DATE

      The Settlement Date in respect of any Old Debentures that are validly tendered prior to the Expiration Date and accepted by us is expected to occur promptly following the Expiration Date and is anticipated to be April 22, 2009.

EFFECT OF TENDER OF OLD DEBENTURES

      Any valid tender by a holder of Old Debentures that is not validly withdrawn prior to the Expiration Date of the Exchange Offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of this Offer to Exchange and the Letter of Transmittal. The acceptance of the Exchange Offer by a tendering holder of Old Debentures will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

ABSENCE OF DISSENTERS' RIGHTS

      Holders of Old Debentures do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

      We will not be required to accept Old Debentures for exchange and may take the actions listed below if, prior to the Expiration Date, any of the following events occurs:

      o an amendment of the Company's existing credit facility is not consummated to modify a restrictive provision which would otherwise prevent the Company from issuing the New Debentures in exchange for the Old Debentures;

      o no tendering holder of Old Debentures shall be entitled to receive in the Exchange Offer a principal amount of New Debentures which would require prior shareholder approval under applicable rules of the New York Stock Exchange;

      o any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Exchange Offer or otherwise relating in any manner to the Exchange Offer is instituted or threatened;

      o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might restrain, prohibit or delay completion of the Exchange Offer or impair the contemplated benefits of the Exchange Offer to us;

      o any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

            o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

            o any extraordinary or material adverse change in United States financial markets generally;

            o a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

            o any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

            o the commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer;

            o any of the situations described above existed at the time of commencement of the Exchange Offer and that situation deteriorates materially after commencement of the Exchange Offer;

            o any tender or exchange offer, other than this Exchange Offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity; or

            o any event or events that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of Standard Motor Products and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on our company.

            If any of the above events occurs, we may:

            o extend the Exchange Offer and, subject to the withdrawal rights described below under "--Withdrawal of Tenders," retain all tendered Old Debentures until the extended Exchange Offer expires;

            o amend the terms of the Exchange Offer, which may result in an extension of the period of time for which the Exchange Offer is kept open; or

            o waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Exchange Offer is open, and complete the Exchange Offer.

PROCEDURES FOR TENDERING OLD DEBENTURES

      If you hold Old Debentures and wish to exchange them for New Debentures, you must validly tender, or cause the valid tender of, your Old Debentures using the procedures described in this Offer to Exchange and in the accompanying Letter of Transmittal.

      Only registered holders of Old Debentures are authorized to tender Old Debentures. The procedures by which you may tender or cause to be tendered your Old Debentures will depend upon the manner in which Old Debentures are held, as described below.

TENDER OF OLD DEBENTURES HELD THROUGH A NOMINEE

      If you are a beneficial owner of Old Debentures that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must contact the record holder promptly and instruct the record holder to tender Old Debentures on your behalf using one of the procedures described below.

TENDER OF OLD DEBENTURES HELD THROUGH DTC

      Pursuant to authority granted by DTC, if you are a DTC participant that has Old Debentures credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your Old Debentures as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Debentures credited to their accounts. If you are not a DTC participant, you may tender your Old Debentures by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this Offer to Exchange, the Exchange Agent will establish accounts with respect to Old Debentures at DTC for purposes of the Exchange Offer.

      Any participant in DTC may tender Old Debentures by:

      o effecting a book-entry transfer of Old Debentures to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through DTC's Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an agent's message to the Exchange Agent. An "agent's message" is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Debentures that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Standard Motor Products may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offer; or

      o completing and signing the Letter of Transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the Exchange Agent at its address on the back cover page of this Offer to Exchange.

      The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP.

      The Letter of Transmittal, or facsimile thereof, with any required signature guarantees and other required documents, or, in the case of book-entry transfer, an agent's message in lieu of the Letter of Transmittal, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this Offer to Exchange prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of such documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

      We will have accepted the validity of tendered Old Debentures if and when we give oral or written notice to the Exchange Agent. The Exchange Agent will act as the trustee's agent for purposes of receiving the Old Debentures for us. If we do not accept any tendered Old Debentures for exchange because of an invalid tender or the occurrence of any other event, the Exchange Agent will return those Old Debentures to you, without expense, promptly after the Expiration Date via book-entry transfer through DTC.

LETTER OF TRANSMITTAL

      Subject to and effective upon the acceptance for exchange and exchange of New Debentures for Old Debentures tendered by a Letter of Transmittal, by executing and delivering a Letter of Transmittal, or agreeing to the terms of a Letter of Transmittal pursuant to an agent's message, a tendering holder of Old
Debentures:

      o irrevocably sells, assigns and transfers to or upon the order of Standard Motor Products all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of Old Debentures tendered thereby;

      o     waives any and all rights with respect to Old Debentures;

      o releases and discharges Standard Motor Products and the trustee with respect to Old Debentures from any and all claims such holder may have, now or in the future, arising out of or related to Old Debentures, including, without limitation, any claims that such holder is entitled to participate in any redemption of Old Debentures;

      o represents and warrants that Old Debentures tendered were owned as of the date of the tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

      o designates an account number of a DTC participant in which the New Debentures are to be credited; and

      o irrevocably appoints the Exchange Agent the true and lawful attorney-in-fact of the holder with respect to any tendered Old Debentures, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause Old Debentures tendered to be assigned, transferred and exchanged in the Exchange Offer.

PROPER EXECUTION AND DELIVERY OF LETTER OF TRANSMITTAL

      If you wish to participate in the Exchange Offer, delivery of your Old Debentures, signature guarantees and other required documents to the Exchange Agent before the Expiration Date is your responsibility. Delivery is not complete until the required items are actually received by the Exchange Agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the Expiration Date with respect to the Exchange Offer to allow sufficient time to ensure timely delivery. Do not send letters of transmittal or other Exchange Offer documents to us.

      If the Letter of Transmittal is signed by the holders of Old Debentures tendered thereby, the signatures must correspond with the names as written on the face of Old Debentures without any change whatsoever.

      If any Old Debentures tendered thereby are held by two or more holders, each holder must sign the Letter of Transmittal. If any Old Debentures tendered thereby are registered in different names on different Old Debentures, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

      If the Letter of Transmittal is signed by a person other than the holder of Old Debentures listed on the Letter of Transmittal, those Old Debentures must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder's name appears on those Old Debentures. If the Letter of Transmittal or any Old Debentures, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to act must be submitted with the Letter of Transmittal.

      Except as otherwise provided below, all signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, which is referred to as an "eligible institution." Signatures on a Letter of Transmittal need not be guaranteed if:

      o the Letter of Transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Debentures and the holder has not completed the portion entitled "Special Issuance Instructions" on the Letter of Transmittal; or

      o Old Debentures are tendered for the account of an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act."

GUARANTEED DELIVERY PROCEDURES

      If you desire to tender your Old Debentures and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Debentures if:

      o     your tender is made through an eligible institution; and

      o prior to the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal, a facsimile of such Letter of Transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

            o sets forth the name and address of the holder of Old Debentures and the principal amount of Old Debentures tendered;

            o     states that the tender is being made thereby; and

            o guarantees that within three NYSE trading days after the Expiration Date a book-entry confirmation and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent.

ACCEPTANCE OF OLD DEBENTURES AND DELIVERY OF NEW DEBENTURES

      If all of the conditions to the Exchange Offer are satisfied or waived prior to the Expiration Date, we will accept up to $20,000,000 aggregate principal amount of Old Debentures properly tendered and not withdrawn as of the Expiration Date and will issue the New Debentures promptly after the Expiration Date. If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, all tenders will be accepted on a pro rata basis. See "--Conditions to the Exchange Offer" above. For purposes of the Exchange Offer, our giving of oral or written notice of our acceptance to the Exchange Agent will be considered our acceptance of the Exchange Offer.

      In all cases, we will issue New Debentures in exchange for Old Debentures that are accepted for exchange only after timely receipt by the Exchange Agent of:

      o a book-entry confirmation of transfer of Old Debentures into the Exchange Agent's account at DTC using the book-entry transfer procedures described above;

      o a properly completed and duly executed Letter of Transmittal, a facsimile of such Letter of Transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

      o     any other required documents.

      The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Debentures from us and will make the exchange on, or promptly after, the Expiration Date. Following this exchange, the holders in whose names the New Debentures will be issuable upon exchange will be deemed the holders of record of the New Debentures.

      The reasons we may not accept tendered Old Debentures include:

      o Old Debentures were not validly tendered pursuant to the procedures for tendering; see "--Procedures for Tendering Old Debentures" above;

      o we determine in our reasonable discretion that any of the conditions to the Exchange Offer have not been satisfied prior to the Expiration Date; see "--Conditions to the Exchange Offer" above;

      o a holder has validly withdrawn a tender of Old Debentures; see "--Withdrawal of Tenders" below; or

      o we have, prior to the Expiration Date of the Exchange Offer, delayed or terminated the Exchange Offer; see "--Expiration Date; Extensions; Amendments" above.

      If we do not accept any tendered Old Debentures for any reason included in the terms and conditions of the Exchange Offer, we will return any unaccepted or non-exchanged Old Debentures tendered by book-entry transfer into the Exchange Agent's account at DTC using the book-entry transfer procedures described above, and non-exchanged Old Debentures will be credited to an account maintained with DTC promptly after the expiration or termination of the Exchange Offer.

      Old Debentures that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and remain subject to the indenture governing Old Debentures.

      Any validly tendered Old Debentures accepted for exchange in the Exchange Offer will be retired and will not be reissuable.

ACCRUED AND UNPAID INTEREST ON OLD DEBENTURES

      Holders of Old Debentures tendered and accepted for exchange pursuant to the Exchange Offer will be entitled to accrued and unpaid interest on their Old Debentures to, but excluding, the Settlement Date, payable on the Settlement Date. Under no circumstances will any additional interest or distributions be payable because of any delay by the Exchange Agent in the transmission of funds to the holders of Old Debentures.

CONSEQUENCES OF NOT EXCHANGING OLD DEBENTURES

      If the Exchange Offer is consummated, Old Debentures that are not tendered, or are tendered but not accepted in the Exchange Offer, will remain outstanding and will continue to accrue interest in accordance with their terms. Accordingly, Old Debentures will continue to have the benefit of the indenture governing the unexchanged Old Debentures but not the benefit of the indenture governing the New Debentures. However, any trading market for unexchanged Old Debentures could become significantly limited due to the reduction in the amount of Old Debentures outstanding after completion of the Exchange Offer, which may adversely affect the market price and price volatility of Old Debentures. See "Risk Factors--Risks Relating to the Exchange Offer."

WITHDRAWAL OF TENDERS

      You may withdraw your tender of Old Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date, or any subsequent date to which we extend the Expiration Date. Holders who wish to exercise their right of withdrawal with respect to the Exchange Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the Exchange Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover page of this Offer to Exchange. In order to be valid, a notice of withdrawal must:

      o specify the name of the person who tendered Old Debentures to be withdrawn;

      o specify the aggregate amount of Old Debentures to be withdrawn, if not all of the Old Debentures tendered by the holder are to be withdrawn;

      o contain a statement that you are withdrawing your election to have your Old Debentures exchanged;

      o be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which Old Debentures were tendered, including any required signature guarantees; and

      o specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility, if you tendered your Old Debentures in accordance with the procedures for book-entry transfer described above.

      A valid withdrawal of tendered Old Debentures on or prior to the Expiration Date shall be deemed a valid revocation of the tender of Old Debentures. Properly withdrawn Old Debentures may be retendered by following the procedures described above under "--Procedures for Tendering Old Debentures" at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

      You may also withdraw Old Debentures that have not been accepted for exchange at any time after May 15, 2009. Tenders of any Old Debentures will automatically be withdrawn if the Exchange Offer is terminated without any such Old Debentures being exchanged thereunder or otherwise provided herein. In the event of termination of the Exchange Offer, Old Debentures tendered pursuant to the Exchange Offer will be returned to the tendering holder promptly.

      ANY ATTEMPTED WITHDRAWAL OF PREVIOUSLY TENDERED OLD DEBENTURES OTHER THAN IN ACCORDANCE WITH THE PROVISIONS DESCRIBED ABOVE WILL NOT CONSTITUTE A VALID WITHDRAWAL.

MISCELLANEOUS

      The conditions described above under "--Conditions to the Exchange Offer" are for our sole benefit. We may assert those conditions with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the Expiration Date of the Exchange Offer. Our failure at any time to exercise our rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the Expiration Date of the Exchange Offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

      If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the indenture governing the New Debentures under the Trust Indenture Act of 1939, as amended, we will not:

      o     accept for exchange any Old Debentures tendered; or

      o     issue any New Debentures in exchange for any Old Debentures.

      You should note that:

      o All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Debentures tendered for exchange, including the Letter of Transmittal and the instructions to the Letter of Transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

      o We reserve the absolute right to reject any and all tenders of any particular Old Debentures not properly tendered or to not accept any particular Old Debentures the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

      o We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Debentures either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Debentures in the Exchange Offer. If we waive a condition with respect to any particular holder, we will waive it for all holders. Unless we agree to waive any defect or irregularity in connection with the tender of Old Debentures for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

      o None of us, the Exchange Agent, the trustee, or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Debentures for exchange, nor shall any of them incur any liability for failure to give any notification.

EXCHANGE AGENT

      HSBC Bank USA, N.A. has been appointed to act as Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth on the back cover page of this Offer to Exchange. Questions and requests for assistance, requests for additional copies of this Offer to Exchange or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent at the address set forth on the back cover page of this Offer to Exchange.

      HSBC Bank USA, N.A. will assist us with the distribution of this Offer to Exchange and the other exchange materials. As compensation for its services, the Exchange Agent will receive a flat fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The Exchange Agent has not been retained to make solicitations or recommendations. The fees received by the Exchange Agent will not be based on the aggregate principal amount of Old Debentures tendered in the Exchange Offer.

OTHER FEES AND EXPENSES

      We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of the Exchange Agent. We will also pay specified trustee-related fees and expenses and our legal and accounting expenses. We will not pay any fees or commission to any broker-dealer or any other person for soliciting tenders of Old Debentures pursuant to the Exchange Offer. We will reimburse, upon request, brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We estimate that the total fees and expenses of the Exchange Offer will be approximately $130,000.

      Tendering holders of Old Debentures will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

TRANSFER TAXES

      Holders who tender their Old Debentures for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register New Debentures in the name of, or request that Old Debentures not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

PURCHASES OF OLD DEBENTURES BY US

      We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Old Debentures that remain outstanding after the Expiration Date and, to the extent permitted by applicable law, to purchase Old Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the Exchange Offer. Any purchase or offer to purchase will be made only in accordance with applicable law.

ACCOUNTING TREATMENT

      As the New Debentures have substantially different terms than the Old Debentures, the New Debentures should be recorded at fair value and any extinguishment gain or loss should be recognized related to the Old Debentures. Remaining capitalized fees and expenses associated with the Old Debentures are expensed on a pro-rata basis at the settlement date of the Exchange Offer. Any fees and expenses paid to a third party associated with the New Debentures will be amortized over the life of the New Debentures.

                        DESCRIPTION OF THE NEW DEBENTURES

      The Debentures will be issued under an indenture, to be dated as of April 22, 2009, between Standard Motor Products and HSBC Bank USA, N.A., as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Schedule TO (the "Indenture") of which this Offer to Exchange forms a part. Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference. Unless otherwise stated, all references to "Debenture" or "Debentures" refers to "New Debenture" and "New Debentures," respectively. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the New Debentures and the Indenture, including the definitions therein of certain terms.

GENERAL

      The Debentures will be our general unsecured subordinated obligations, will be limited to $20,000,000 aggregate principal amount and will mature on April 15, 2011.

      The Debentures will bear interest at the rate per year set forth on the front cover of this Offer to Exchange from the date of issuance. Interest on each Debenture will accrue from the date of issuance of the Debenture, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2009 until the principal thereof is paid or made available for payment, to the Person in whose name the Debenture is registered at the close of business on the April 1 and October 1 next preceding the Interest Payment Date. Interest on the Debentures at such rate will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

      You may convert the Debentures into shares of common stock initially at the conversion rate stated on the front cover of this Offer to Exchange, subject to adjustment upon the occurrence of certain events described under "-Conversion Rights," at any time prior to the close of business on April 14, 2011, unless previously redeemed or repurchased.

      We may repurchase the Debentures at the option of the Holders, as described below under "-Repurchase at Option of Holders Upon a Change of Control."

      The principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the Trustee. In addition, we may at our option pay interest by check mailed to the address of the Person entitled thereto as it appears in the Security Register. See "-- Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in Debentures issued in book-entry form will be subject to the procedures applicable to Global Debentures described below.

      We initially will appoint the Trustee at its Corporate Trust Office as our paying agent, transfer agent, registrar and conversion agent for the Debentures. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of New Debentures represented by the Global Debenture (as defined below) and accepting Debentures for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest received from us by the Trustee in respect of the Debentures are duly paid to DTC or its nominees, (iii) transmitting to us any notices from Holders of the Debentures, (iv) accepting conversion notices and related documents and transmitting the relevant items to us and (v) delivering certificates for common stock issued upon conversion of the Debentures.

      We will cause each transfer agent to act as a registrar and will cause to be kept at the office of such transfer agent a register in which, subject to such reasonable regulations as the transfer agent may prescribe, we will provide for registration of transfers of the Debentures. We may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by us, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. We will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Debentures.

      We will not charge a service charge for registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

      The Debentures will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples in excess thereof.

      The Debentures initially will be represented by one or more Debentures in registered, global form without interest coupons (collectively, the "Global Convertible Debentures" or "Global Convertible Debenture"). The Global Convertible Debentures will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Transfers of beneficial interests in the Global Convertible Debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

      Except as set forth below, the Global Convertible Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange beneficial interests in the Global Convertible Debentures for Debentures in certificated form except in the limited circumstances described below under "-Exchanges of Book-Entry New Debentures for Certificated New Debentures."

EXCHANGES OF BOOK-ENTRY NEW DEBENTURES FOR CERTIFICATED NEW DEBENTURES.

      You may not exchange a beneficial interest in a Global Convertible Debenture for a Debenture in certificated form unless (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Convertible Debenture or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we then fail to appoint a successor depositary, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Debentures in certificated form or
(iii) there shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the Debentures.

      In all cases, certificated Debentures delivered in exchange for any Global Convertible Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL CONVERTIBLE DEBENTURES.

      The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC's control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

      DTC has advised us that its current practice, upon the issuance of a Global Convertible Debenture, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Convertible Debenture to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Convertible Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of Persons other than participants).

      AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL CONVERTIBLE DEBENTURE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE DEBENTURES REPRESENTED BY SUCH GLOBAL CONVERTIBLE DEBENTURE FOR ALL PURPOSES UNDER THE INDENTURE AND THE DEBENTURES. Except in the limited circumstances described above under "-Exchanges of Book-Entry Debentures for Certificated Debentures," owners of beneficial interests in a Global Convertible Debenture will not be entitled to have any portions of such Global Convertible Debenture registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or Holders of the Global Convertible Debenture (or any Debentures represented thereby) under the Indenture or the Debentures.

      Investors may hold their interests in the Global Convertible Debenture directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a Global Convertible Debenture will be subject to the procedures and requirements of DTC.

      The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Convertible Debenture to such Persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a Person having beneficial interests in a Global Convertible Debenture to pledge such interest to Persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments of the principal of, premium, if any, and interest on the Global Convertible Debenture will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Convertible Debenture. We, the Trustee and our agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Convertible Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Convertible Debenture representing any Debentures held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Convertible Debenture for such Debentures as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Convertible Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

      Interests in the Global Convertible Debenture will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a Holder of Debentures (including the presentation of Debentures for exchange as described below and the conversion of Debentures) only at the direction of one or more participants to whose account with DTC interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Debentures, DTC reserves the right to exchange the Global Convertible Debentures for Debentures in certificated form, and to distribute such Debentures to its participants.

      We, the Trustee and our agents will not have any responsibility for the performance by DTC, its participants or indirect participants of its respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Convertible Debenture.

PAYMENT AND CONVERSION

      The principal of the Debentures will be payable in U.S. dollars, against surrender thereof at the office or agency of the Trustee, in U.S. currency by dollar check or by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Debentures of at least $1,000,000 and only if such Holder shall have furnished wire instructions to the Trustee in writing no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States. Payment of interest on a Debenture may be made by dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Debentures of at least $1,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States.

      Any payment on a Debenture due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

      Debentures may be surrendered for conversion at our office or agency in the Borough of Manhattan, The City of New York, or at any other office or agency we maintain for such purpose. In the case of Global Convertible Debentures, DTC will effect conversion upon notice from the holder of a beneficial interest in a Global Convertible Debenture in accordance with its rules and procedures. Debentures surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-- Conversion Rights."

CONVERSION RIGHTS

      The Holder of any Debenture will have the right, at the Holder's option, to convert any portion of the principal amount of a Debenture that is an integral multiple of $100,000 (or the entire principal amount of Debentures held by a Holder if not an integral multiple of $100,000), into shares of common stock, unless previously repurchased, at a conversion rate equal to the number of shares per $1,000 principal amount of Debentures shown on the front cover of this Offer to Exchange, subject to adjustment as described below. The right to convert a Debenture delivered for repurchase will terminate at the close of business on the repurchase date for such Debenture, unless we default in making the payment due upon repurchase.

      The right of conversion attaching to any Debenture may be exercised by the Holder by delivering the Debenture at our office or agency in the Borough of Manhattan, The City of New York, at any other office or agency we maintain for such purpose and at the office or agency of any additional conversion agent appointed by us, accompanied by a duly signed and completed notice of conversion. The Trustee or any conversion agent will provide you with a copy of the notice of conversion. The conversion date will be the date on which the Debenture and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at our option, rounded up to the next whole number of shares. The Trustee will send such certificate to the Conversion Agent for delivery to the Holder. Such shares of common stock issuable upon conversion of the New Debentures, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will also rank PARI PASSU with the other shares of common stock outstanding from time to time.

      Holders that surrender Debentures for conversion on a date that is not an Interest Payment Date are not entitled to receive any interest for the period from the next preceding Interest Payment Date to the date of conversion, except as described below. However, Holders of Debentures on a Regular Record Date, including Debentures surrendered for conversion after the Regular Record Date, will receive the interest payable on such Debentures on the next succeeding Interest Payment Date.

      Accordingly, any Debenture surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Debentures being surrendered for conversion; provided, however, that no such payment will be required upon the conversion of any Debenture (or portion thereof) that has been delivered for repurchase if, as a result, the right to convert such Debenture would terminate during the period between such Regular Record Date and the close of business on the next succeeding Interest Payment Date.

      No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, we will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at our option, round up to the next whole number of shares.

      A Holder delivering a Debenture for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, we shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the Holder of the Debenture. Certificates representing shares of common stock will not be issued or delivered unless the Person requesting such issue has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid.

      The Conversion Rate is subject to adjustment in certain events, including:

      (a) dividends (and other distributions) payable in common stock on shares of our capital stock;

      (b) the issuance to all holders of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price (determined as provided in the Indenture) of common stock as of the record date for holders entitled to receive such rights, options or warrants;

      (c) subdivisions, combinations and reclassifications of our common stock;

      (d) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies);

      (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of common stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock, to the extent that the cash and value of any other consideration included in such payment per share of common stock exceeds the current market price per share of common stock on the Trading Day next succeeding the date of payment (the "Current Market Price"), concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of the common stock and the number of shares of common stock then outstanding) on the record date for such distribution; and

      (f) the successful completion of a tender offer made by us or any of our subsidiaries for common stock, to the extent that the cash and value of any other consideration included in such payment per share of common stock exceeds the Current Market Price at such time, the aggregate amount of which, together with (i) any cash and other consideration in excess of the then current market price paid in a tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (a) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

      We reserve the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. We shall compute any adjustments to the conversion price and will give notice to the Holders of any such adjustments.

      In case we consolidate or merge with or into another Person or another Person merges into us (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the common stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of our properties and assets, each Debenture then outstanding will, without the consent of the Holder of any Debenture, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by a holder of the number of shares of common stock into which such Debenture was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Debenture was then convertible).

      We from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case we shall give at least 15 days' notice of such increase, if our Board of Directors has made a determination that such increase would be in our best interests, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change of Control.

      If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of our indebtedness or assets, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Debentures are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Debentures. See "Certain United States Federal Tax Considerations."

SUBORDINATION

      The payment of the principal of, premium, if any, and interest on the Debentures (including amounts payable on any repurchase) will be subordinated in right of payment to the extent set forth in the Indenture to the prior full and final payment of all of our Senior Debt. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

      (a) our indebtedness for money borrowed or evidenced by bonds, debentures or similar instruments;

      (b) our reimbursement obligations with respect to letters of credit, bankers' acceptances and similar facilities issued for our account;

      (c) every obligation we issue or assume as the deferred purchase price of property or services purchased by us, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

      (d) our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles;

      (e) our obligations under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect us against fluctuations in interest or currency exchange rates;

      (f)   others' indebtedness of the kinds described in the preceding clauses
            (a) through (e) that we have assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly; and

      (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Debentures.

      Despite the above, the following shall not constitute Senior Debt: (i) the Old Debentures, (ii) any particular indebtedness or obligation that the Company owes to any of its direct and indirect subsidiaries and (iii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the New Debentures or that such indebtedness is PARI PASSU with or junior to the Debentures.

      No payment on account of principal of or premium, if any, or interest on the Debentures may be made if (a) there shall have occurred and be continuing
(i) a default in the payment of any Senior Debt or (ii) any other default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, provided that, in the case of this clause (ii), such default shall not have been cured or waived or ceased to exist after written notice of such default shall have been given to us and the Trustee by any holder of Senior Debt, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default. Upon any acceleration of the principal due on the New Debentures or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Debt must be paid in full before the Holders of the Debentures are entitled to receive any payment. By reason of such subordination, in the event of our insolvency, our creditors who are holders of Senior Debt may recover more, ratably, than the Holders of the Debentures, and such subordination may result in a reduction or elimination of payments to the Holders of the Debentures. As of December 31, 2008, the Company had approximately $149.3 million of Senior Debt, excluding trade payables, outstanding, and its subsidiaries had approximately $19 million of debt, including trade payables of approximately $5.9 million, outstanding.

      Any Old Debentures that are not exchanged for Debentures in the Exchange Offer will be PARI PASSU in right of payment with the Debentures.

      In addition, the Debentures will be effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries.

      The Indenture does not limit the Company's ability or the ability of any of its subsidiaries to incur indebtedness, including Senior Debt.

OPTIONAL REDEMPTION

The Debentures may not be redeemed by us in whole or in part.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

      If a Change of Control (as defined below) occurs, each Holder of Debentures shall have the right, at the Holder's option, to require us to repurchase all of such Holder's Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price in cash equal to 101% of the principal amount of the Debentures to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

      We may, at our option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price by issuing shares of common stock. The number of shares of common stock tendered in payment shall be determined by dividing the Repurchase Price by the value of the common stock, which for this purpose shall be equal to 95% of the average of the closing sale prices of the common stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date. Such payment may not be made in common stock unless we satisfy certain conditions with respect thereto prior to the Repurchase Date as provided in the Indenture.

      On or before the 30th day after the occurrence of a Change of Control, we are obligated to give to all Holders of the Debentures notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. To exercise the repurchase right, a Holder of Debentures must deliver on or before the fifth day prior to the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Debentures with respect to which the right is being exercised.

      After the Debentures are issued, the following events will be deemed to be a Change of Control:

      (i) any Person's acquisition of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling such Person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any such acquisition by us or any of our employee benefit plans; or

      (ii) our consolidation or merger with or into any other Person, any merger of another Person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another Person (other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock and (y) pursuant to which holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction and (b) any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity).

      A Change of Control will not be deemed to have occurred if the closing sale price per share of our common stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the date of the Change of Control or the date of public announcement of the Change of Control (in the case of a Change of Control under clause (i) above) or ending immediately before the Change of Control (in the case of a Change of Control under clause (ii) above) equals or exceeds 105% of the conversion price of the Debentures in effect on each such Trading Day.

      We may, to the extent permitted by applicable law, at any time purchase Debentures in the open market or by tender at any price or by private agreement. Subject to certain limitations, any Debenture so purchased by us may be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any Debentures surrendered as aforesaid may not be reissued or resold and will be cancelled promptly.

      The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving us that may adversely affect Holders.

MERGERS AND SALES OF ASSETS

      We may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of our properties and assets to any Person, and we may not permit any Person to consolidate with or merge into us or convey, transfer, sell or lease all or substantially all of its properties and assets to us, unless:

      (a) the Person formed by such consolidation or into or with which we are merged or the Person to which our properties and assets are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and, premium, if any, and interest on the Debentures and the performance of our other covenants under the Indenture and has provided for conversion rights as described above under "-- Conversion Rights";

      (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

      (c) we have provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture.

EVENTS OF DEFAULT

      The following will be Events of Default under the Indenture:

      (a) our failure to pay principal of or premium, if any, on any Debenture when due, whether or not the subordination provisions of the Indenture prohibit such payment;

      (b) our failure to pay any interest on any Debenture when due, continuing for 30 days, whether or not the subordination provisions of the Indenture prohibit such payment;

      (c) our default in our obligation to provide notice of a Change of Control;

      (d) our failure to perform any of our other material covenants or warranties in the Indenture, continuing for 60 days after the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Debentures give us written notice;

      (e) our failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of $10 million if we have not discharged such indebtedness, or such acceleration is not annulled, within 30 days after the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Debentures give us written notice; and

      (f)   certain events of our bankruptcy, insolvency or reorganization.

      Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      If an Event of Default (other than an Event of Default specified in clause
(f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Debentures may accelerate the maturity of all Debentures. If an Event of Default specified in clause (f) occurs and is continuing, the principal of and any accrued interest on all of the New Debentures then outstanding shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

      At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration has been issued, the Holders of a majority in aggregate principal amount of outstanding Debentures may, under certain circumstances as set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, See "-- Modification and Waiver."

      No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debenture for the enforcement of payment of the principal of or premium, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the Indenture.

      We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

      The Indenture will contain provisions permitting Standard Motor Products and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Generally, modifications and amendments of the Indenture can only be made with the written consent of the Holders of not less than a majority in principal amount of the Debentures at the time outstanding. However, no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby,

      (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture,

      (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Debenture,

      (c) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders,

      (d) change the place or currency of payment of principal of, premium, if any, or interest on any Debenture,

      (e) impair the right to institute suit for the enforcement of any payment on or with respect to, or the right to convert, any Debenture,

      (f) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of our property and assets, adversely affect the right to convert Debentures,

      (g) modify the subordination provisions in a manner adverse to the Holders of the New Debentures or

      (h) reduce the above-stated percentage of aggregate principal amount of outstanding Debentures necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

      The Holders of a majority in aggregate principal amount of outstanding Debentures may waive our compliance with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default by us under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default in any covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder of outstanding Debentures.

NOTICES

      Notice to Holders of the Debentures will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

PAYMENT OF STAMP AND OTHER TAXES

      We shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Debentures. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

      The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws provisions.

THE TRUSTEE

      The Trustee for the Holders of Debentures issued under the Indenture will be HSBC Bank USA., N.A.

                              FINANCIAL STATEMENTS

      Financial Information. We incorporate by reference the financial statements and notes thereto on pages 41 through 89 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. See the section "Where You Can Find More Information" on page 51 hereof for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including filings that contain our financial statements.

      The financial information contained in this Offer to Exchange should be read in conjunction with "Special Note Regarding Forward-Looking Statements" included elsewhere in this Offer to Exchange and our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 which has been filed with the Securities and Exchange Commission and is incorporated by reference into this Offer to Exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for the Company for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes, discontinued operations and fixed charges.

                                                         Fiscal Years
                                                             Ended
                                                          December 31,
                                                     ----------------------
                                                        2007         2008
                                                     ---------    ---------
                                                  (In Thousands, Except Ratios)
Fixed Charges:
   Interest Expense, Including
     Amortization of Deferred Finance Fees           $  19,066    $  13,585

   Interest Portion of Rental Expense(1)                 2,983        3,278
                                                     ---------    ---------

     Total Fixed Charges                             $  22,049    $  16,863
                                                     ---------    ---------

Earnings (Loss) Before Income Taxes,
   Discontinued Operations and Fixed
   Charges:

   Earnings (Loss) From Continuing
     Operations Before Income Taxes                  $   8,229    $ (29,20)

   Equity (Income) / Losses of
     Minority Owned Subsidiaries                          (116)         319

   Distributed Earnings of Minority
     Owned Subsidiaries                                    300          281

   Fixed Charges                                     $  22,049    $  16,863
                                                     ---------    ---------

     Total Earnings Available For Fixed Charges(2)   $  30,462    $ (11,74)
                                                     ---------    ---------

Ratio of Earnings to Fixed Charges:                        1.4          N/A
                                                     ---------    ---------

(1) Calculated as one third of rent expense, which is a reasonable approximation of the interest factor.

(2) Earnings are inadequate to cover fixed charges for 2008. The deficiency in earnings for the year ended December 31, 2008 is $28.6 million.

                           PRICE RANGE OF COMMON STOCK

      Our common stock is listed on the New York Stock Exchange under the symbol "SMP." The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange.

                                            HIGH            LOW
                                         -----------     ----------
            FISCAL YEAR 2006
            First Quarter                   $11.10          $8.55
            Second Quarter                    9.11           6.75
            Third Quarter                    12.64           7.10
            Fourth Quarter                   15.70           9.55

            FISCAL YEAR 2007
            First Quarter                   $18.43         $14.48
            Second Quarter                   19.45          13.89
            Third Quarter                    16.70           7.37
            Fourth Quarter                   10.25           7.35

            FISCAL YEAR 2008
            First Quarter                    $8.88          $5.76
            Second Quarter                    9.60           5.95
            Third Quarter                    10.02           6.20
            Fourth Quarter                    6.45           2.17

                                 DIVIDEND POLICY

      Dividends are declared and paid on the common stock at the discretion of our board of directors and depend on our profitability, financial condition, capital needs, future prospects, and other factors deemed relevant by our board. We have traditionally paid dividends on a quarterly basis. However, in January 2009, our board of directors voted to suspend the quarterly dividend. Our credit facilities permit dividends and distributions by us provided specific conditions are met.

DESCRIPTION OF CAPITAL STOCK

      We are currently authorized by our Restated Certificate of Incorporation, as amended, to issue up to 30,000,000 shares of common stock and 500,000 shares of preferred stock, of which 30,000 shares of preferred stock have been designated as Series A Preferred Stock and reserved for future issuance. As of March 12, 2009, there were 18,764,316 shares of common stock outstanding held of record by 586 holders of record, and no shares of preferred stock outstanding.

      The statements under this caption are brief summaries of certain material provisions of our Restated Certificate of Incorporation and our Restated By-laws. Such summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, such documents.

COMMON STOCK

      Holders of common stock are entitled to one vote per share on all matters on which holders of common stock are entitled to vote. The holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors, and the remaining holders will not be able to elect any directors. Subject to the rights of the holders of any shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may from time to time be declared by our Board of Directors out of funds legally available therefor. See "Price Range of Common Stock" and "Dividend Policy." Holders of common stock have no pre-emptive, conversion, redemption, subscription or similar rights. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of shares of common stock are entitled to share ratably in our assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all of our debts and other liabilities and the payment of any preferential amount due to the holders of shares of any series of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable. See "-Restated Certificate of Incorporation and Restated By-laws" below for a discussion of supermajority voting requirements contained in the Restated Certificate of Incorporation and Restated By-laws.

      The transfer agent for the common stock is Registrar and Transfer Company.

PREFERRED STOCK

      Our Restated Certificate of Incorporation authorizes our Board of Directors to issue from time to time up to 500,000 shares of preferred stock in one or more series and to establish and fix the number of shares of such series and the relative rights, preferences and limitations of each series. Preferred stock, if issued, will rank senior to the common stock as to dividends and as to liquidation preference and could decrease the amount of earnings and assets available for distribution to holders of common stock. The issuance of the preferred stock may have the effect of delaying, deterring, or preventing a change in control of Standard Motor Products and may adversely affect the rights of holders of common stock. Preferred stock, upon issuance, against full payment of the purchase price therefor, will be fully paid and non-assessable. As of the date of this Offer to Exchange, no shares of preferred stock are outstanding.

NEW YORK BUSINESS CORPORATION LAW

      We are subject to Section 912 of the New York Business Corporation Law, which prohibits certain "business combinations" (as defined in Section 912 generally to include mergers, sales and leases of assets, issuances of securities and similar transactions) by us or one of our subsidiaries with an "interested shareholder" (as defined in Section 912 generally to mean any Person, other than us or any of our subsidiaries, that beneficially owns, directly or indirectly, 20% or more of our outstanding voting stock or is one of such Person's affiliates or associates) for five years after the Person or entity becomes an interested shareholder unless (1) our Board of Directors shall have approved the transaction before the Person became an interested shareholder, or (2) the business combination is approved by the holders of our outstanding voting stock, excluding shares held by the interested shareholder, at a meeting called for such purpose not earlier than five years after such interested shareholder's acquisition.

      In addition, Article 16 of the New York Business Corporation Law requires that any offeror making a takeover bid for a New York corporation file with the New York Attorney General, as soon as practicable on the date of commencement of the takeover bid, a registration statement containing specified details regarding the proposed takeover. The New York Business Corporation Law also contains provisions permitting directors in taking action (including taking action relating to a change in control) to consider employees, retirees, customers, creditors and the community, and preventing New York corporations from paying "greenmail" without a shareholder vote. These statutory provisions may have the effect of delaying, deterring or preventing a future takeover or change in control of Standard Motor Products, unless such takeover or change in control is approved by our Board of Directors.

RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BY-LAWS

      Our Restated Certificate of Incorporation and Restated By-laws include certain other provisions which are intended to enhance the likelihood of continuity and stability in our ownership and which may have the effect of delaying, deterring or preventing a future takeover or change in control of Standard Motor Products, unless such takeover or change in control is approved by our Board of Directors. Specifically, our Restated Certificate of Incorporation requires that, absent Board approval, any merger or consolidation of us or any of our subsidiaries with or into any other corporation; any sale, lease, exchange or other disposition by us or any of our subsidiaries of all or substantially all of our or any of our subsidiaries' assets to any other corporation, Person or entity; or any purchase, lease or other acquisition by us or any of our subsidiaries, of any assets and/or securities from any other corporation, Person or entity in exchange for our voting securities (or securities convertible thereinto, or options, warrants or rights to purchase any such securities) or those of any of our subsidiaries, requires the affirmative vote of the holders of (a) at least 75% of the outstanding shares of each class of our capital stock entitled to vote in an election of directors and (b) at least a majority of the remaining outstanding shares, which are not directly or indirectly beneficially owned by such other corporation, Person or entity to the transaction, of each such class of our capital stock entitled to vote in elections of directors, if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other party to the transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of any class entitled to so vote. Repeal or amendment of the foregoing provisions of the Restated Certificate of Incorporation requires a vote of the holders of at least 75% of the outstanding shares of each class of our stock entitled to vote on such repeal or amendment.

      Our Restated Certificate of Incorporation and Restated By-laws also provide that any director may be removed at any time, without cause, by the affirmative vote, at any shareholders' meeting, of the holders of at least 75% of the outstanding shares of each class of our capital stock entitled to vote at such meeting.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a summary of certain U.S. federal income tax considerations relating to the Exchange Offer and the ownership and disposition of the New Debentures and common stock into which the New Debentures are convertible, which we refer to as the "common stock," but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as the "IRS," with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of this discussion, the term "debentures" refers to both Old Debentures and New Debentures.

      This summary is limited to holders who receive the New Debentures in exchange for Old Debentures pursuant to the Exchange Offer or, with respect to the discussion under "--Consequences of the Exchange Offer--Non-Exchanging Holders" below, holders who do not exchange their Old Debentures pursuant to the Exchange Offer, and, in each case, who hold debentures and the common stock as capital assets within the meaning of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

      o     banks, insurance companies, or other financial institutions;

      o     holders liable for alternative minimum tax;

      o     tax-exempt entities;

      o     real estate investment trusts;

      o     regulated investment companies;

      o     dealers in securities or currencies;

      o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

      o foreign persons or entities (except to the extent specifically set forth below);

      o persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

      o persons that, on the date of acquisition of the debentures, own debentures with a fair market value of more than 5% of the aggregate fair market value of our common stock;

      o     certain former citizens or long-term residents of the United States;

      o     investors in pass-through entities;

      o U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

      o persons that hold debentures as part of a hedging, integrated, conversion or constructive sales transaction or a straddle.

      If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debentures or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding debentures or common stock is urged to consult the partner's own tax advisors as to the federal, state, local and other tax consequences of the exchange, ownership and disposition of the debentures.

      For purposes of this discussion, a "U.S. Holder" means a beneficial owner of debentures that is:

      o an individual citizen or resident of the United States for U.S. federal income tax purposes;

      o a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

      o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

      o a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or
            (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A Non-U.S. Holder is a beneficial owner of debentures that is not a U.S. Holder.

      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES OF THE EXCHANGE OFFER

EXCHANGING HOLDERS

      Because the economic terms of the New Debentures are a "significant modification" of the economic terms of Old Debentures, the exchange of Old Debentures for New Debentures will be considered an exchange for U.S. federal income tax purposes rather than a continuation of Old Debentures.

      Whether the exchange requires a holder to recognize gain or loss for U.S. federal income tax purposes depends on whether the exchange qualifies as a recapitalization pursuant to Section 368(a)(1)(E) of the Code. In general, the exchange will qualify as a recapitalization if both Old Debentures and the New Debentures constitute "securities" for purposes of Section 354(a) of the Code. The rules for determining whether a debt instrument constitutes a security under the recapitalization provisions of U.S. federal income tax law are unclear. The term "security" is not defined for this purpose in the Code or the Treasury Regulations, and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the debt holder's exposure to the substantial risks of the enterprise, the extent of the debt holder's proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. Historically, one of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a term of 5 years or less are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of 10 years or more are likely to be considered securities, while debt instruments with an initial term greater than 5 years but less than 10 years are often considered securities, but their status may be unclear. Convertibility of a debt instrument into stock of the issuer may make "security" treatment more likely because of the holder's potential equity participation in the issuer. Because Old Debentures had an original term of 10 years and due to their convertibility, we believe Old Debentures should be considered "securities" for purposes of Section 354(a) of the Code. Because the New Debentures have a term of approximately two years, however, we believe it is unlikely, although not completely clear, that the New Debentures would constitute "securities" for this purpose, notwithstanding that the New Debentures are subordinated to Senior Debt and are convertible into common stock.

      If, because the New Debentures do not qualify as "securities" or the exchange otherwise fails to qualify for treatment as a tax-free recapitalization, the exchange is a taxable transaction, you generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized in the exchange and your adjusted tax basis in Old Debentures. The amount realized will equal the issue price of the New Debentures. If the New Debentures are traded on an "established market" under Treasury Regulations addressing original issue discount, which we refer to as "OID," the issue price of the New Debentures will be their fair market value as of the date the New Debentures are issued. In such case, the New Debentures will be issued with OID if their stated redemption price at maturity (generally, all amounts we are required to pay pursuant to the terms of the New Debentures other than stated interest that constitutes "qualified stated interest") exceeds their issue price, or, alternatively, would be issued with bond premium if the issue price exceeds the stated redemption at maturity of the New Debentures. If the New Debentures are not traded on an established market, their issue price will be their stated redemption price at maturity. Subject to a statutory de minimis rule, you would be required to include OID in income on a constant yield to maturity basis over the term of the New Debentures and in advance of your receipt of cash payments attributable to such income.

      If, contrary to our expectations, the New Debentures are deemed to constitute "securities" and the exchange qualifies as a recapitalization, you will not recognize any gain or loss on the exchange. Your tax basis in the New Debentures received in the exchange will be equal to your tax basis in Old Debentures surrendered in the exchange. Your holding period for the New Debentures received in the exchange will include your holding period for Old Debentures exchanged therefor.

NON-EXCHANGING HOLDERS

      If you are a holder of Old Debentures that does not exchange your Old Debentures for New Debentures in the Exchange Offer, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Exchange Offer. You will continue to have the same tax basis and holding period in your Old Debentures as you had prior to the Exchange Offer.

CONSEQUENCES OF THE NEW DEBENTURES AND COMMON STOCK

TREATMENT OF CONVERTIBLE NEW DEBENTURES AS DEBT

      The New Debentures will be treated as debt for federal income tax purposes.

TAX CONSEQUENCES TO U.S. HOLDERS OF NEW DEBENTURES AND COMMON STOCK

      The following is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the New Debentures and common stock by U.S. Holders.

PAYMENT OF INTEREST

      Stated interest on a New Debenture generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NEW DEBENTURES

      Upon the sale, exchange or redemption of a New Debenture, a U.S. Holder generally will realize and recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the U.S. Holder's adjusted tax basis in such New Debenture. For these purposes, the amount realized on the sale, exchange or redemption of the New Debentures is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A U.S. Holder's adjusted tax basis in a New Debenture generally will be the U.S. dollar value of the purchase price of such New Debenture on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the New Debenture was held for more than one year. The deductibility of net capital losses is subject to limitations.

CONSTRUCTIVE DIVIDENDS

      The conversion price of the New Debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion price that increase a holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive taxable dividend (to the extent of our current and accumulated earnings and profits, as further described under "--Dividends on Common Stock," below) to such holder, as determined under U.S. federal income tax principles.

      Generally, an increase in the conversion ratio pursuant to a bona-fide reasonable formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend. Certain adjustments provided in the New Debentures (including, without limitation, adjustments to the conversion price of the New Debentures in connection with taxable dividends to our shareholders) will not qualify as being pursuant to a bona-fide reasonable formula. If such an adjustment is made, you will be deemed to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment. Similarly, a failure to adjust the conversion price of the New Debentures to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. Holders of common stock.

CONVERSION OF THE NEW DEBENTURES

      A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a New Debenture into common stock, except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a New Debenture will be the same as such U.S. Holder's adjusted tax basis in the New Debenture at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the New Debenture converted.

      Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

DIVIDENDS ON COMMON STOCK

      Generally, a distribution by us with respect to our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common stock that such U.S. Holder holds and thereafter as gain from the sale of exchange of such stock.

SALE OF COMMON STOCK

      Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

TAX CONSEQUENCES TO NON-U.S. HOLDERS OF NEW DEBENTURES AND COMMON STOCK

      The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the New Debentures or common stock by Non-U.S. Holders. Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, U.S. expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

PAYMENT OF INTEREST

      Subject to the discussion below of backup withholding, interest paid on the New Debentures to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding obligation under the "portfolio interest" exception if:

      (1) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

      (2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

      (3) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of New Debentures would be deemed to own constructively the common stock into which it could be converted);

      (4) (a) the Non-U.S. Holder, under penalty of perjury, certifies that he, she or it is not a U.S. person (as defined in Section 7701(a)(1) of the Code) and provides his, her or its name and address (which certification may be made on the applicable IRS Form W-8 (or successor form)) or (b) the Non-U.S. Holder holds its New Debentures through certain foreign intermediaries or certain foreign partnerships and the certification requirements of applicable Treasury Regulations are satisfied; and

      (5) the Non-U.S. Holder is not a bank receiving interest on the New Debentures pursuant to a loan agreement entered into in the ordinary course of its trade or business.

      The certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

      A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the Non-U.S. Holder provides us with proper certification on the applicable IRS Form W-8 (or successor form) as to the holder's exemption from, or entitlement to a reduced rate of, U.S. withholding tax. If the interest is effectively connected to the conduct of a U.S. trade or business of the Non-U.S. Holder, it will be subject to U.S. federal income tax on a net basis in the same manner that applies to U.S. persons generally. In addition, with respect to corporate holders and under certain circumstances, a Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the U.S. trade or business For this purpose, interest will be included in the earnings and profits of such foreign corporation. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

SALE, EXCHANGE OR REDEMPTION

      Subject to the discussion below on backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on the gain realized on the sale, exchange or redemption of a New Debenture, or the sale or exchange of common stock, unless:

      (1) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder;

      (2) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met; or

      (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

      An individual Non-U.S. Holder described in (1) above will be subject of U.S. federal income tax on the net gain derived from the sale. An individual Non-U.S. Holder described in (2) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. A Non-U.S. Holder that is a foreign corporation and is described in (1) above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at 30% rate or lower rate if so specified by an applicable income tax treaty.

CONSTRUCTIVE DIVIDENDS

      The conversion price of the New Debentures is subject to adjustment under certain circumstances. Adjustments to the conversion price that increase a holder's proportionate share of assets or earnings may in certain circumstances result in a constructive dividend to such holder, which will generally be subject to a 30% U.S. Federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefit of certain income tax treaties (see, generally, the discussion of "Dividends on Common Stock" below).

CONVERSION OF THE NEW DEBENTURES

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a New Debenture into shares of common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a New Debenture or common stock.

DIVIDENDS ON COMMON STOCK

      Subject to the discussion below on backup withholding, dividends, if any, paid on the common stock to a Non-U.S. Holder that are not treated as effectively connected to a trade or business carried on by the Non-U.S. Holder in the United States generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "Tax Consequences to U.S. Holders of New Debentures and Common Stock--Constructive Dividends" above. A Non-U.S. Holder who wishes to claim the benefits of an applicable tax treaty will be required to satisfy certain certification and other requirements.

      Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

U.S. FEDERAL ESTATE TAX

      A New Debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such New Debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. However, common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, and the rate of tax that applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. HOLDERS

      A U.S. Holder of New Debentures or common stock may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the New Debentures and certain other consideration received upon the call, exchange, redemption or conversion of a New Debenture. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS.

      Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. Holders of New Debentures and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-U.S. HOLDERS

      Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest and dividends paid to, and tax, if any, withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated.

      Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder provides a statement described above in (4) under "Tax Consequences to Non-U.S. Holders of New Debentures and Common Stock--Payment of Interest" (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.

      The payment of the proceeds on the disposition of New Debentures or share of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, in some circumstances, backup withholding unless the owner provides the certification described above in (4) under "Tax Consequences to Non-U.S. Holders of New Debentures and Common Stock--Payment of Interest" (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.


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

                              TRANSFER RESTRICTIONS

      We are offering the New Debentures pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any New Debentures that we issue in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. These annual, quarterly and special reports, proxy statements and other information may be inspected, and copies of these materials may be obtained, at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. In addition, you can read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. Our common stock is quoted on The New York Stock Exchange under the symbol "SMP." Reports, proxy statements and other information concerning us may also be reviewed at our Internet Site: http://www.smpcorp.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate by reference" into this Offer to Exchange the information we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Exchange, and information in documents that we file later with the SEC will automatically update and supersede information in this Offer to Exchange. We incorporate by reference the documents listed below into this Offer to Exchange:

      (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including all material incorporated by reference therein, filed on March 12, 2009;

      (ii) Our Current Reports on Form 8-K filed January 16, 2009 and March 6, 2009;

      (iii) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Exchange and prior to the termination of this Offer to Exchange except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act; and

      (iv) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2008.


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

      We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Offer to Exchange incorporates). Requests should be directed to:

                          Standard Motor Products, Inc.
                            37-18 Northern Boulevard
                        Long Island City, New York 11101
                          Attention: Investor Relations
                            Telephone: (718) 392-0200


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

                          STANDARD MOTOR PRODUCTS, INC.

                                OFFER TO EXCHANGE

               15% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011

            FOR UP TO $20,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009

                              --------------------

                THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:
                               HSBC BANK USA, N.A.

                  BY MAIL, OVERNIGHT MAIL, COURIER OR HAND:
                               HSBC Bank USA, N.A.
                                Two Hanson Place
                                   14th Floor
                            Brooklyn, New York 11243
                              Attn: Corporate Trust
                 Standard Motor Products, Inc. Offer to Exchange

                    BY FACSIMILE TRANSMISSION: (718) 488-4488

                  FOR CONFIRMATION TRANSMISSION: (800) 662-9844

     Any questions regarding the Exchange Offer or requests for additional copies of the Offer to Exchange or the Letter of Transmittal may be directed to the Exchange Agent at the address and telephone number set forth above.

                     Offer to Exchange dated March 20, 2009


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